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SCHEDULE A TO THE EXPENSE LIMITATION AGREEMENT

 FOR CERTAIN FUNDS OF VICTORY PORTFOLIOS DATED AUGUST 1, 2013

BETWEEN VICTORY PORTFOLIOS AND VICTORY CAPITAL MANAGEMENT INC.

OPERATING EXPENSE LIMITS AS OF MARCH 1, 2021

Fund/Class	Maximum Operating Expense Limit*	Date of Termination	Effective Date of Waiver
Victory Strategic Allocation Fund – Class A	0.40%	February 28, 2022	March 1, 2021
Victory Strategic Allocation Fund - Class C	1.15%	February 28, 2022	March 1, 2021
Victory Strategic Allocation Fund – Class I	0.15%	February 28, 2022	March 1, 2021
Victory Strategic Allocation Fund – Class R	0.65%	February 28, 2022	March 1, 2021

*Excluding AFFE

A-1

NYDOCS02/1179485.1